[EXHIBIT 99.1]


Pacific InterMedia,  Inc. Announces Completion of Acquisition of Raptor Networks
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Technology, Inc. as a Wholly-owned Subsidiary
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ALISA VIEJO,  CALIFORNIA - OCTOBER 22, 2003 - Pacific  InterMedia,  Inc. (OTC:BB
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PFII) is pleased to announce that it has closed and completed its acquisition of
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Raptor Networks  Technology,  Inc. ("Raptor") in a business combination in which
Raptor has become a wholly-owned subsidiary of PFII. Raptor is a closely-held California corporation established in September, 2002 to design, manufacture and engineer proprietary switch technology to augment sophisticated government and private sector data networks and enable advanced data transport through true wire speed, real-time switching. Raptor is a early stage provider of advanced switching technology to handle the latest generation of high bandwidth network applications at reduced cost to network users. With reduced cost, future application technologies will continue to expand network speed and bandwidth coupled with further reduced cost.

PFII has acquired Raptor in a share-for-share exchange and upon completion has approximately 20,000,000 shares of its common stock issued and outstanding. More than 95.9% of its stock is restricted common stock. The balance, 1,034,000 shares is registered stock issued and sold by the Company in its initial public offering in the summer of 2002.

Outgoing PFII President, Tina Bogani said, "We are pleased with completion of this acquisition and the potential it offers to our shareholders. We think that the entrepreneurial vision of Raptor's Lyle Pearson, Edwin Hoffman and Ananda Perera will lead PFII in a new and positive direction."

Raptor is itself a start-up company in an early development stage. Since inception in September, 2002, the Company has had only negligible revenue from its commercial operations and continues to operate at a loss at this time. Its initial product, the Ether-Raptor 1010 has recently become commercially available and is currently being sold in the marketplace. The Company expects additional products in the Ether-Raptor line, the Ether-Raptor 1000 and 1800, to be available for shipping by the end of the year. While the Company is optimistic with regard to prospective business, it can make no firm assurance at this time that it will not encounter unforeseen and unanticipated obstacles to near-term viability. Significant additional capital will be required by the Company to achieve its initial commercial objectives. There is also no current assurance that sufficient additional capital will be available or that it will be available to the Company upon terms and conditions which are acceptable. Raptor has produced its first prototypes and has recently applied for nine process-utility patents for the Ether-Raptor product series.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release relating to future product availability and positive direction are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Some or all of the aspects anticipated by these forward-looking statements may not, in fact, occur. Factors that could cause or contribute to such differences include, but are not limited to, contractual difficulties, the future market price of PFII common stock and the Company's ability to obtain necessary future financing.


CONTACT:     Pacific InterMedia, Inc.
             Lyle Pearson, President and CEO
             Tel: (949) 330-6540